Exhibit 99.1

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q2 RESULTS

REVENUES UP 23%, EARNINGS UP 96% YEAR OVER YEAR

     HILLSBORO, OR — July 22, 2004 — RadiSys Corporation (Nasdaq: RSYS), a leading global provider of advanced embedded systems, reported revenues of $60.3 million for the quarter ended June 30, 2004, a 23% increase from the same period last year. Net income for the quarter was $3.5 million, or $.18 per diluted share, versus net income of $1.8 million, or $.10 per share, a year ago.

     The Company generated positive cash flow from operations and increased net cash to $71.4 million from $65.7 million last quarter. Net cash is defined as cash and investments less convertible debt at face value. Total cash and investments decreased to $181.4 million from $234.4 million as of last quarter, as the Company repurchased $58.8 million of the outstanding 5.5% convertible subordinated notes during the quarter.

     “The team delivered an exceptional quarter,” stated Scott Grout, CEO. “Our continued revenue growth and solid earnings performance are a direct result of our leadership position and investments in a number of attractive end markets. The increases in revenue and gross margin allowed us to deliver strong earnings performance while also enhancing our investments in new turnkey product platforms. We introduced our first AdvancedTCA® product this quarter and are making meaningful progress in our globalization efforts, including the expansion of both our China development center and our manufacturing outsourcing operations.”

     RadiSys is currently investing in a number of turnkey solutions including a suite of AdvancedTCA® (Advanced Telecommunications Computing Architecture) products for the service provider and enterprise markets. The Company announced the first of its’ AdvancedTCA products in the quarter, the ATCA-1000 carrier card. The ATCA-1000 will enable customers to flexibly incorporate a wide range of functionality into their systems including switching, I/O, signaling and processing with faster time to market and reduced product development effort. In addition, the Company also demonstrated an ATCA-compliant module based on the Intel ®IXP28xx network processor at Supercomm. When introduced, this product will provide customers a programmable, general-purpose data-plane packet-processing platform supporting up to 10 Gigabit per second line rates. By using programmable network processor technologies, equipment makers will be able to bring new systems to market faster, more flexibly and with better price performance than using traditional custom ASIC’s or general purpose CPU’s. The Company intends to continue to expand its suite of ATCA, network processor, imaging and other re-usable platforms and building blocks to provide its customers more integrated and flexible solutions.

     RadiSys achieved nine new design wins in the quarter. RadiSys characterizes a design win as a project estimated to produce more than $500 thousand in revenue per year, when in full production. Three of the wins are larger, each of which is estimated to produce more than $2 million in revenue per year once in full production. Of the nine wins, four were in Service Provider Systems, three were in Enterprise Systems, and two were in Commercial Systems. Design wins ramp into production volume at varying rates; on average the ramp begins about twelve months after the win occurs.

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Commenting on the outlook, Scott Grout, CEO, said, “We currently expect to see third quarter revenues in the range of $61 to $62 million. Gross margins will be in the 32 to 33% range for Q3 and we expect operating margins, at similar revenue levels, to be between 7.5% and 8.5% over the next few quarters as we continue to invest in re-usable platform and building block solutions. Diluted earnings per share for the third quarter are expected to remain at about the same level as Q2.”

     In closing, Mr. Grout stated, “ the RadiSys team delivered another strong quarter from both a strategic and financial perspective. The Company is well positioned to capitalize on the embedded solutions market as it continues to move to higher levels of functionality and integration. We have a solid balance sheet and continue to focus on leveraging our strategic investments into market leading solutions that allow our customers to bring better products to market faster and more economically.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-800-362-0571, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through September 9, 2004 at 1-888-566-0186 or via audio webcast at www.radisys.com.

     RadiSys (Nasdaq: RSYS) is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies

# # #

This press release contains forward-looking statements, including the statements concerning estimated revenue from design wins, and the typical production volume ramp of design wins. Investors are cautioned that not all design wins actually ramp into production, and, if ramped into production, the volumes derived from such design wins may not be as significant as the Company had originally estimated. The determination of a design win is somewhat subjective and is based on information available to the Company at the time of the determination. The Company assumes no responsibility to update investors on the status of announced design wins. Statements about the Company’s guidance for the third quarter, particularly with respect to anticipated revenues, gross profit margins, and earnings in the third quarter, also constitute forward-looking statements. Actual results could differ materially from those projected in these forward-looking statements as a result of a number of risk factors, including the cyclical nature of our customers’ businesses; the Company’s dependence on a few customers; schedule delays or cancellations in design wins; the Company’s dependence on a few suppliers; intense competition; execution of the development or production ramp for design wins; political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations; the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others; disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2003, a copy of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com. In addition, the Emerging Issues Task Force of the Financial Accounting Standards Board recently announced its preliminary determination that the rules relating to contingently convertible securities should be changed and that the “if converted” method should be used in relation to such securities in calculating diluted earnings per share. In the event that the FASB adopts this rule change, our diluted earnings per share would be reduced in all cases by virtue of the inclusion of shares issuable upon conversion of our currently outstanding convertible notes. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this release is as of July 22, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation

Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$119,307	$149,925
Short-term investments, net	26,201	44,456
Accounts receivable, net	37,845	32,098
Other receivables	2,649	49
Inventories, net	21,796	26,092
Other current assets	2,648	2,778
Deferred tax assets	6,898	6,898

Total current assets	217,344	262,296
Property and equipment, net	14,081	14,584
Goodwill	27,521	27,521
Intangible assets, net	5,240	6,437
Long-term investments, net	35,850	30,992
Long-term deferred tax assets	21,339	21,911
Other assets	2,070	1,821

Total assets	$323,445	$365,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,265	$21,969
Accrued wages and bonuses	5,370	4,868
Accrued interest payable	378	1,577
Accrued restructuring	315	2,820
Other accrued liabilities	8,145	8,738

Total current liabilities	40,473	39,972

Long-term liabilities
Convertible senior notes, net	97,083	97,015
Convertible subordinated notes, net	9,845	67,585

Total long-term liabilities	106,928	164,600

Total liabilities	147,401	204,572

Shareholders’ equity :
Common stock —100,000 shares authorized; 18,940 and 18,274 shares issued and outstanding	175,511	166,445
Accumulated deficit	(2,339)	(8,694)
Accumulated other comprehensive income:
Cumulative translation adjustments	2,872	3,239
Unrealized gain on equity securities	—	—

Total shareholders’ equity	176,044	160,990

Total liabilities and shareholders’ equity	$323,445	$365,562

RadiSys Corporation

Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$60,253	$48,898	$121,368	$97,302
Cost of sales (a)	40,231	32,945	82,528	66,152

Gross margin	20,022	15,953	38,840	31,150
Research and development (b)	7,135	5,733	13,479	11,273
Selling, general, and administrative (c)	7,684	6,783	15,361	13,331
Intangible assets amortization	515	765	1,197	1,530
Restructuring (reversals) charges	(678)	—	(858)	1,829

Income from operations	5,366	2,672	9,661	3,187
(Loss) gain on repurchase of convertible subordinated notes	(387)	—	(387)	825
Interest expense	(1,049)	(1,151)	(2,475)	(2,360)
Interest income	772	556	1,628	1,359
Other (expense) income, net	(27)	(297)	51	(789)

Income from continuing operations before income tax provision	4,675	1,780	8,478	2,222
Income tax provision (benefit)	1,168	(9)	2,123	—

Income from continuing operations	3,507	1,789	6,355	2,222
Discontinued operations related to Savvi business:
Loss from discontinued operations	—	—	—	(4,679)

Net income (loss)	$3,507	$1,789	$6,355	$(2,457)

Income per share from continuing operations:
Basic	$0.19	$0.10	$0.34	$0.13

Diluted	$0.18	$0.10	$0.33	$0.12

Net income (loss) per share:
Basic	$0.19	$0.10	$0.34	$(0.14)

Diluted	$0.18	$0.10	$0.33	$(0.14)

Weighted average shares outstanding:
Basic	18,826	17,785	18,659	17,728

Diluted	19,590	18,098	19,522	17,967

(a)	Includes $34 of stock compensation expense for the three months ended June 30, 2004 and no stock compensation expense for the three months ended June 30, 2003. Includes $81 of stock compensation expense for the six months ended June 30, 2004 and no stock compensation expense for the six months ended June 30, 2003.

(b)	Includes $177 of stock compensation expense for the three months ended June 30, 2004 and no stock compensation expense for the three months ended June 30, 2003. Includes $251 of stock compensation expense for the six months ended June 30, 2004 and no stock compensation expense for the six months ended June 30, 2003.

(c)	Includes $145 of stock compensation expense for the three months ended June 30, 2004 and no stock compensation expense for the three months ended June 30, 2003. Includes $201 of stock compensation expense for the six months ended June 30, 2004 and no stock compensation expense for the six months ended June 30, 2003.